Exhibit 99.1
Wynn Resorts, Limited Reports Third Quarter 2016 Results

LAS VEGAS, November 2, 2016 — Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the third quarter ended September 30, 2016. The reported financial results include 40 days of operations of Wynn Palace, which opened on August 22, 2016.

Net revenues were $1.11 billion for the third quarter of 2016, an increase of 11.4%, or $113.5 million, from $996.3 million for the same period of 2015. The increase was the result of $164.6 million from Wynn Palace and an increase of $15.9 million from our Las Vegas Operations, partially offset by a decrease of $67.0 million from Wynn Macau.

On a U.S. GAAP basis, net loss attributable to Wynn Resorts, Limited was $17.4 million, or $0.17 per diluted share, for the third quarter of 2016, a decrease of 118.1%, or $113.6 million, from net income attributable to Wynn Resorts, Limited of $96.2 million, or $0.95 per diluted share, for the same period of 2015. Adjusted net income attributable to Wynn Resorts, Limited (1) was $76.2 million, or $0.75 per diluted share, for the third quarter of 2016, compared to $87.6 million, or $0.86 per diluted share, for the same period of 2015.

Adjusted Property EBITDA (2) was $305.4 million for the third quarter of 2016, an increase of 9.1%, or $25.5 million, from $279.9 million for the same period of 2015, primarily a result of $25.5 million from Wynn Palace.

Wynn Resorts, Limited also announced today that the Company has approved a cash dividend of $0.50 per share, payable on November 29, 2016 to stockholders of record as of November 17, 2016.

Wynn Macau

Net revenues from Wynn Macau were $518.1 million for the third quarter of 2016, an 11.5% decrease from $585.1 million for the same period of 2015. Adjusted Property EBITDA from Wynn Macau was $151.0 million for the third quarter of 2016, a 7.3% decrease from $162.8 million for the same period of 2015.

Casino revenues from Wynn Macau were $488.3 million for the third quarter of 2016, a 10.9% decrease from $547.9 million for the same period of 2015. Table games turnover in VIP operations was $10.94 billion, a 10.5% decrease from $12.22 billion for the third quarter of 2015. VIP table games win as a percentage of turnover (calculated before commissions) was 3.34%, above the expected range of 2.7% to 3.0% and the 3.17% we experienced for the third quarter of 2015. Table drop in mass market operations was $1.11 billion, a 7.6% decrease from $1.20 billion for the third quarter of 2015. Table games win in mass market operations was $205.2 million, a 12.6% decrease from $234.7 million for the third quarter of 2015. Table games win percentage in mass market operations was 18.6%, below the 19.6% experienced for the third quarter of 2015. Slot machine handle was $681.6 million, a 17.4% decrease from $824.6 million for the third quarter of 2015, while slot win decreased 30.0% to $29.3 million.

Non-casino revenues before promotional allowances from Wynn Macau were $63.7 million for the third quarter of 2016, a 17.4% decrease from the $77.1 million for the same period of 2015. Room revenues decreased 14.6%, to $26.2 million for the third quarter of 2016, compared to $30.7 million for the same period of 2015. Our average daily rate ("ADR") was $270, a 14.8% decrease from $317 for the third quarter of 2015. Occupancy declined to 95.1% for the third quarter of 2016, from 95.9% for the same period of 2015. Revenue per available room ("REVPAR") was $257, a 15.5% decrease from $304 for the third quarter of 2015.

Wynn Palace

On August 22, 2016, the Company opened Wynn Palace, an integrated resort in the Cotai area of Macau. Wynn Palace features a luxury hotel tower with 1,706 guest rooms, suites and villas, approximately 500,000 square feet of casino space, 10 food and beverage outlets, approximately 40,000 square feet of lounge and meeting space, approximately 105,000 square feet of retail space, and public attractions including a performance lake and floral art displays, and recreation and leisure facilities.

Prior to the opening of Wynn Palace, the Gaming Inspection and Coordination Bureau of Macau authorized 100 new table games for operations at Wynn Palace with 25 additional table games authorized for operation on each of January 1, 2017 and 2018 for a total of 150 new table games in the aggregate. We transferred 250 table games from Wynn Macau for operation at Wynn Palace.

Net revenues and Adjusted Property EBITDA from Wynn Palace were $164.6 million and $25.5 million, respectively, for the third quarter of 2016.

Casino revenues from Wynn Palace were $146.7 million for the third quarter of 2016. In VIP operations, table games turnover was $4.15 billion and table games win as a percentage of turnover (calculated before commissions) was 2.90%, within the expected range of 2.7% to 3.0%. In mass market operations, table drop was $275.9 million, table games win was $51.5 million and table games win percentage was 18.7%. Slot machine handle was $204.5 million and slot machine win was $12.6 million for the third quarter of 2016.

Non-casino revenues before promotional allowances from Wynn Palace were $33.9 million for the third quarter of 2016. Room revenues were $14.2 million with an ADR of $287, occupancy of 70.8% and REVPAR of $203.

As of September 30, 2016, the total Wynn Palace investment for the Company was $4.4 billion. This reflects a $300 million increase to the guaranteed maximum price ("GMP") under the GMP contract, pursuant to a final agreement that was reached on October 28, 2016, between the Company and the general contractor to fully settle all claims at this time under the GMP contract.

Las Vegas Operations

Net revenues from our Las Vegas Operations were $427.1 million for the third quarter of 2016, a 3.9% increase from $411.2 million for the same period of 2015. Adjusted Property EBITDA from our Las Vegas Operations was $128.9 million, a 10.1% increase from $117.1 million for the third quarter of 2015.

Casino revenues from our Las Vegas Operations were $153.2 million for the third quarter of 2016, a 0.7% increase from $152.1 million for the same period of 2015. Table games drop was $483.4 million, a 1.7% decrease from $491.6 million for the third quarter of 2015. Table games win was $119.4 million, a 2.3% increase from $116.7 million for the third quarter of 2015. Table games win percentage was 24.7%, within the property’s expected range of 21% to 25% and above the 23.7% experienced for the third quarter of 2015. Slot machine handle was $818.7 million, a 7.1% increase from $764.3 million for the third quarter of 2015, while slot win decreased 3.9% to $52.5 million.

Non-casino revenues before promotional allowances from our Las Vegas Operations were $316.3 million for the third quarter of 2016, a 4.2% increase from $303.6 million for the same period of 2015. Room revenues increased 9.1%, to $112.2 million for the third quarter of 2016, compared to $102.8 million for the same period of 2015. ADR was $288, a 4.7% increase from $275 for the third quarter of 2015. Occupancy increased to 90.0% for the third quarter of 2016, from the 88.3% experienced for the same period of 2015. REVPAR was $259, a 6.6% increase from $243 for the third quarter of 2015. Food and beverage revenues increased 1.8%, to $145.2 million for the third quarter of 2016, compared to the same period of 2015. Entertainment, retail and other revenues increased 1.1%, to $58.9 million for the third quarter of 2016, compared to the same period of 2015.

Wynn Boston Harbor Project in Massachusetts

In November 2014, the Company was awarded a gaming license to develop and construct Wynn Boston Harbor, an integrated resort in Everett, Massachusetts, adjacent to Boston. Wynn Boston Harbor will be located on a 33-acre site along the Mystic River and will contain a hotel, a waterfront boardwalk, meeting space, casino space, a spa, retail offerings and food and beverage outlets. The total project budget, including construction costs, capitalized interest, pre-opening costs and land costs, is estimated to be between $1.9 billion and $2.1 billion. During the third quarter of 2016, we commenced construction activities and continue with site remediation and site preparation. We expect to open Wynn Boston Harbor in the first half of 2019.

Balance Sheet

Our cash and cash equivalents, restricted cash and investment securities at September 30, 2016 were $2.02 billion.

Total debt outstanding at the end of the quarter was $9.44 billion, including $4.16 billion of Macau related debt, $3.17 billion of Wynn Las Vegas debt and $2.11 billion at the parent company and other.

Conference Call Information

The Company will hold a conference call to discuss its results on November 2, 2016 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com.

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those we express in these forward-looking statements, including, but not limited to, our dependence on existing management, results of regulatory or enforcement actions and probity investigations, pending or future legal proceedings, uncertainties over the development and success of new gaming and resort properties, adverse tourism trends, general global macroeconomic conditions, changes in gaming laws or regulations, volatility and weakness in world-wide credit and financial markets, and our substantial indebtedness and leverage. Additional information concerning potential factors that could affect the Company’s financial results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

(1) “Adjusted net income attributable to Wynn Resorts, Limited” is net income (loss) attributable to Wynn Resorts, Limited before pre-opening costs, property charges and other, change in interest rate swap fair value, change in Redemption Note fair value, loss on extinguishment of debt, net of noncontrolling interest and taxes calculated using the specific tax treatment applicable to the adjustments based on their respective jurisdictions. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share are presented as supplemental disclosures to financial measures in accordance with U.S. generally accepted accounting principles ("GAAP") because management believes that these non-GAAP financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and earnings per share computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts, Limited and adjusted net income attributable to Wynn Resorts, Limited per diluted share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

(2) “Adjusted Property EBITDA” is net income (loss) before interest, taxes, depreciation and amortization, pre-opening costs, property charges and other, management and license fees, corporate expenses and other (including intercompany golf course and water rights leases), stock-based compensation, loss on extinguishment of debt, change in interest rate swap fair value, change in Redemption Note fair value and other non-operating income and expenses, and includes equity in income (loss) from unconsolidated affiliates. Adjusted Property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses Adjusted Property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors, as well as a basis for determining certain incentive compensation. The Company also presents Adjusted Property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements. Gaming companies have historically reported EBITDA as a supplement to GAAP. In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties. However, Adjusted Property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP. Unlike net income, Adjusted Property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted Property EBITDA. Also, Wynn Resorts’ calculation of Adjusted Property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income (loss) attributable to Wynn Resorts, Limited to adjusted net income attributable to Wynn Resorts, Limited, (ii) operating income to Adjusted Property EBITDA, and (iii) Adjusted Property EBITDA to net income (loss) attributable to Wynn Resorts, Limited.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Operating revenues:
Casino	$788,219	$700,014	$2,263,608	$2,240,321
Rooms	152,608	133,460	431,047	405,427
Food and beverage	167,997	160,283	469,072	477,312
Entertainment, retail and other	93,230	87,008	257,256	264,843
Gross revenues	1,202,054	1,080,765	3,420,983	3,387,903
Less: promotional allowances	(92,232)	(84,480)	(255,119)	(258,922)
Net revenues	1,109,822	996,285	3,165,864	3,128,981
Operating costs and expenses:
Casino	505,620	445,167	1,428,532	1,435,755
Rooms	40,188	37,293	115,937	111,563
Food and beverage	109,333	101,161	294,480	288,519
Entertainment, retail and other	40,153	39,263	116,126	118,554
General and administrative	144,206	116,639	381,156	352,546
(Benefit) provision for doubtful accounts	(2,368)	2,885	816	13,266
Pre-opening costs	70,778	19,467	150,496	52,433
Depreciation and amortization	106,467	80,649	264,187	245,428
Property charges and other	18,514	987	31,366	3,963
Total operating costs and expenses	1,032,891	843,511	2,783,096	2,622,027
Operating income	76,931	152,774	382,768	506,954
Other income (expense):
Interest income	3,678	1,465	9,940	4,655
Interest expense, net of amounts capitalized	(79,669)	(74,079)	(193,698)	(227,298)
Change in interest rate swap fair value	1,168	(1,287)	(1,693)	(7,010)
(Increase) decrease in Redemption Note fair value	(22,218)	47,488	(19,239)	47,488
Loss on extinguishment of debt	—	(5,971)	—	(126,004)
Equity in income (loss) from unconsolidated affiliates	—	(2)	16	68
Other	899	459	(1,046)	1,790
Other income (expense), net	(96,142)	(31,927)	(205,720)	(306,311)
Income (loss) before income taxes	(19,211)	120,847	177,048	200,643
Provision for income taxes	(120)	(7,418)	(1,145)	(23,913)
Net income (loss)	(19,331)	113,429	175,903	176,730
Net (income) loss attributable to noncontrolling interest	1,894	(17,219)	(47,728)	(68,661)
Net income (loss) attributable to Wynn Resorts, Limited	$(17,437)	$96,210	$128,175	$108,069
Basic and diluted income per common share:
Net income (loss) attributable to Wynn Resorts, Limited:
Basic	$(0.17)	$0.95	$1.26	$1.07
Diluted	$(0.17)	$0.95	$1.26	$1.06
Weighted average common shares outstanding:
Basic	101,439	101,161	101,423	101,151
Diluted	101,439	101,581	101,835	101,708
Dividends declared per common share:	$0.50	$0.50	$1.50	$2.50

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income (loss) attributable to Wynn Resorts, Limited	$(17,437)	$96,210	$128,175	$108,069
Pre-opening costs	70,778	19,467	150,496	52,433
Property charges and other	18,514	987	31,366	3,963
Change in interest rate swap fair value	(1,168)	1,287	1,693	7,010
Increase (decrease) in Redemption Note fair value	22,218	(47,488)	19,239	(47,488)
Loss on extinguishment of debt	—	5,971	—	126,004
Income tax impact on adjustments	1,681	16,126	1,598	16,126
Noncontrolling interest impact on adjustments	(18,404)	(4,986)	(38,181)	(12,763)
Adjusted net income attributable to Wynn Resorts, Limited	$76,182	$87,574	$294,386	$253,354
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$0.75	$0.86	$2.89	$2.49

Weighted average common shares outstanding - diluted	101,917	101,581	101,835	101,708

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands)
(unaudited)

	Three Months Ended September 30, 2016
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$99,461	$—	$24,687	$1,758	$20,018	$2,751	$2,334	$151,009
Wynn Palace	(79,226)	65,548	31,561	8	6,554	847	255	25,547
Other Macau	(4,884)	—	902	—	—	5,186	(1,204)	—
Total Macau Operations	15,351	65,548	57,150	1,766	26,572	8,784	1,385	176,556
Las Vegas Operations	46,960	64	46,403	16,748	13,441	4,634	629	128,879
Corporate and Other	14,620	5,166	2,914	—	(40,013)	11,279	6,034	—
Total	$76,931	$70,778	$106,467	$18,514	$—	$24,697	$8,048	$305,435

	Three Months Ended September 30, 2015
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other (1)	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$105,762	$—	$27,954	$890	$22,368	$3,049	$2,799	$162,822
Wynn Palace	(17,940)	13,688	4,252	—	—	—	—	—
Other Macau	(4,772)	—	737	—	—	3,123	912	—
Total Macau Operations	83,050	13,688	32,943	890	22,368	6,172	3,711	162,822
Las Vegas Operations	52,692	—	45,215	109	13,004	5,449	600	117,069
Corporate and Other	17,032	5,779	2,491	(14)	(35,372)	5,185	4,899	—
Total	$152,774	$19,467	$80,649	$985	$—	$16,806	$9,210	$279,891

(1) Amounts previously presented as equity in income (loss) from unconsolidated affiliates have been combined with property charges and other to be consistent with current year presentation.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
(in thousands) (unaudited)
(continued)

	Nine Months Ended September 30, 2016
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$369,490	$—	$74,530	$4,206	$67,154	$9,196	$8,067	$532,643
Wynn Palace	(154,602)	131,144	41,162	187	6,554	847	255	25,547
Other Macau	(14,022)	—	2,379	—	—	10,667	976	—
Total Macau Operations	200,866	131,144	118,071	4,393	73,708	20,710	9,298	558,190
Las Vegas Operations	138,333	2,199	137,349	26,989	38,963	14,324	2,036	360,193
Corporate and Other	43,569	17,153	8,767	—	(112,671)	25,660	17,522	—
Total	$382,768	$150,496	$264,187	$31,382	$—	$60,694	$28,856	$918,383

	Nine Months Ended September 30, 2015
	Operating income (loss)	Pre-opening costs	Depreciation and amortization	Property charges and other (1)	Management and license fees	Corporate expense and other	Stock-based compensation	Adjusted Property EBITDA
Macau Operations:
Wynn Macau	$365,874	$—	$88,350	$2,585	$73,301	$9,192	$9,253	$548,555
Wynn Palace	(45,188)	34,228	10,960	—	—	—	—	—
Other Macau	(13,343)	—	2,191	—	—	8,259	2,893	—
Total Macau Operations	307,343	34,228	101,501	2,585	73,301	17,451	12,146	548,555
Las Vegas Operations	158,794	—	136,704	1,208	34,458	16,547	2,072	349,783
Corporate and Other	40,817	18,205	7,223	238	(107,759)	25,288	15,988	—
Total	$506,954	$52,433	$245,428	$4,031	$—	$59,286	$30,206	$898,338

(1) Amounts previously presented as equity in income (loss) from unconsolidated affiliates have been combined with property charges and other to be consistent with current year presentation.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
ADJUSTED PROPERTY EBITDA TO NET INCOME (LOSS) ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(in thousands)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Adjusted Property EBITDA	$305,435	$279,891	$918,383	$898,338
Pre-opening costs	(70,778)	(19,467)	(150,496)	(52,433)
Depreciation and amortization	(106,467)	(80,649)	(264,187)	(245,428)
Property charges and other	(18,514)	(987)	(31,366)	(3,963)
Corporate expense and other	(24,697)	(16,806)	(60,694)	(59,286)
Stock-based compensation	(8,048)	(9,210)	(28,856)	(30,206)
Interest income	3,678	1,465	9,940	4,655
Interest expense, net of amounts capitalized	(79,669)	(74,079)	(193,698)	(227,298)
Change in interest rate swap fair value	1,168	(1,287)	(1,693)	(7,010)
(Increase) decrease in Redemption Note fair value	(22,218)	47,488	(19,239)	47,488
Loss on extinguishment of debt	—	(5,971)	—	(126,004)
Other	899	459	(1,046)	1,790
Provision for income taxes	(120)	(7,418)	(1,145)	(23,913)
Net income (loss)	(19,331)	113,429	175,903	176,730
Net (income) loss attributable to noncontrolling interest	1,894	(17,219)	(47,728)	(68,661)
Net income (loss) attributable to Wynn Resorts, Limited	$(17,437)	$96,210	$128,175	$108,069

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Macau Operations:
Wynn Macau:
VIP:
Average number of table games	142	228	171	243
VIP turnover	$10,941,100	$12,218,445	$36,252,239	$44,883,114
VIP table games win	$365,047	$387,082	$1,214,675	$1,320,650
VIP table games win as a % of turnover	3.34%	3.17%	3.35%	2.94%
Table games win per unit per day (1)	$28,003	$18,422	$25,871	$19,953
Mass market:
Average number of table games	201	225	228	221
Table drop (2)	$1,105,938	$1,196,940	$3,489,272	$3,672,269
Table games win	$205,179	$234,697	$687,876	$722,877
Table games win %	18.6%	19.6%	19.7%	19.7%
Table games win per unit per day (1)	$11,089	$11,319	$11,008	$11,988
Average number of slot machines	804	738	787	698
Slot machine handle	$681,552	$824,646	$2,584,342	$2,891,818
Slot machine win	$29,327	$41,876	$113,098	$140,791
Slot machine win per unit per day (3)	$396	$617	$524	$739
Room statistics:
Occupancy	95.1%	95.9%	93.8%	96.6%
ADR (4)	$270	$317	$304	$323
REVPAR (5)	$257	$304	$286	$312

Wynn Palace (6):
VIP:
Average number of table games	72	—	72	—
VIP turnover	$4,150,448	$—	$4,150,448	$—
VIP table games win	$120,455	$—	$120,455	$—
VIP table games win as a % of turnover	2.90%	—%	2.90%	—%
Table games win per unit per day (1)	$42,117	$—	$42,117	$—
Mass market:
Average number of table games	274	—	274	—
Table drop (2)	$275,898	$—	$275,898	$—
Table games win	$51,525	$—	$51,525	$—
Table games win %	18.7%	—%	18.7%	—%
Table games win per unit per day (1)	$4,702	$—	$4,702	$—
Average number of slot machines	1,132	—	1,132	—
Slot machine handle	$204,515	$—	$204,515	$—
Slot machine win	$12,610	$—	$12,610	$—
Slot machine win per unit per day (3)	$279	$—	$279	$—
Room statistics:
Occupancy	70.8%	—%	70.8%	—%
ADR (4)	$287	$—	$287	$—
REVPAR (5)	$203	$—	$203	$—

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE
(dollars in thousands, except for win per unit per day, ADR and REVPAR)
(continued)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Las Vegas Operations:
Average number of table games	234	230	236	234
Table drop (2)	$483,382	$491,616	$1,385,963	$1,574,537
Table games win	$119,388	$116,655	$340,572	$351,647
Table games win %	24.7%	23.7%	24.6%	22.3%
Table games win per unit per day (1)	$5,552	$5,505	$5,264	$5,502
Average number of slot machines	1,890	1,861	1,888	1,861
Slot machine handle	$818,719	$764,263	$2,286,559	$2,238,594
Slot machine win	$52,460	$54,614	$150,786	$154,041
Slot machine win per unit per day (3)	$302	$319	$291	$303
Room statistics:
Occupancy	90.0%	88.3%	85.7%	86.6%
ADR (4)	$288	$275	$298	$282
REVPAR (5)	$259	$243	$255	$244

(1) Table games win per unit per day is shown before discounts and commissions, as applicable.
(2) In Macau, table drop is the amount of cash that is deposited in a gaming table’s drop box plus cash chips purchased at the casino cage. In Las Vegas, table drop is the amount of cash and net markers issued that are deposited in a gaming table’s drop box.
(3) Slot machine win per unit per day is calculated as gross slot win minus progressive accruals and free play.
(4) ADR is average daily rate and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms occupied including complimentary rooms.
(5) REVPAR is revenue per available room and is calculated by dividing total room revenues including the retail value of promotional allowances (less service charges, if any) by total rooms available.
(6) Wynn Palace opened on August 22, 2016.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Mark Strawn
702-770-7555
investorrelations@wynnresorts.com